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                                                                  Exhibit 11.1
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                                                       Three Months Ended
                                                  April 3, 1998  April 4, 1997
                                                  -------------  -------------
Weighted average shares outstanding                  9,306,710      9,057,740

Effect of common and common equivalent shares
   issued by the Company during the twelve month
   period immediately preceding the Company's
   registration for initial public offering on
   August 2, 1996                                           --             --
                                                   -----------    -----------
Total shares                                         9,306,710      9,057,740
                                                   -----------    -----------

Net loss                                           $(1,910,238)   $(2,341,691)

Net loss per share  Basic                          $     (0.21)   $     (0.26)

                    Diluted                        $     (0.21)   $     (0.26)


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